Exhibit 10.40
Execution Version
SEPARATION PAY AGREEMENT
     THIS SEPARATION PAY AGREEMENT (this “Agreement”), dated as of February 8, 2010, is entered into by and between Zix Corporation, a Texas corporation (the “Company”), and James F. Brashear (“Employee”).
     WHEREAS, Employee has been made an offer to become an employee and officer of the Company; and
     WHEREAS, Employee desires to accept such offer and to become an employee and officer of the Company on an “at will” basis and otherwise subject to the terms and conditions of this Agreement;
     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereby agree as follows:
1. Definitions.
     A. Acquiring Person. An “Acquiring Person” shall mean any person (including any “person” as such term is used in Sections 13(d)(3) or 14(d)(2) of the Exchange Act that, together with all Affiliates and Associates of such person, is the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act)) of 10% or more of the outstanding Common Stock. The term “Acquiring Person” shall not include the Company, any majority-owned subsidiary of the Company, any employee benefit plan of the Company or a majority—owned subsidiary of the Company, or any person to the extent such person is holding Common Stock for or pursuant to the terms of any such plan. For the purposes of this Agreement, a person who becomes an Acquiring Person by acquiring beneficial ownership of 10% or more of the Common Stock at any time after the date of this Agreement shall continue to be an Acquiring Person whether or not such person continues to be the beneficial owner of 10% or more of the outstanding Common Stock.
     B. Affiliate and Associate. “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act in effect on the date of this Agreement.
     C. Cause. “Cause” shall mean any of the following shall have occurred: (1) the intentional and continued failure by Employee to substantially perform Employee’s employment duties, such intentional failure involving willful and deliberate malfeasance or gross negligence in the performance of Employee’s duties (other than any such failure resulting from Employee’s incapacity due to physical or mental illness), after (i) written demand for substantial performance is delivered by or on behalf of the Company’s Board of Directors (the “Board”), which demand reasonably identifies the manner in which the Board believes Employee has not substantially performed Employee’s duties, and (ii) Employee’s failure to cure such performance failure within five business days after receipt of such written demand; (2) the intentional engaging by Employee in misconduct that is materially injurious to the Company; (3) the conviction of Employee or a plea of nolo contendere, or the substantial equivalent to either of the foregoing, of or with respect to, any felony; (4) the commission by Employee of acts of moral turpitude that are injurious to the Company; (5) a breach by Employee of the Confidentiality and Invention Agreement dated of even date herewith between the Company and Employee; (6) a breach by Employee of Employee’s obligations under this Agreement or the Arbitration Agreement (as hereinafter defined); or (7) a breach by Employee of the Company’s Code of Ethics and Code of Conduct, as currently in effect or as hereafter amended from time-to-time. For purposes of this definition, no act, or failure to act, on Employee’s part shall be considered “intentional” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company.
     Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause without (1) reasonable written notice to Employee, setting forth the reasons for the Company’s intention to terminate for Cause; (2) an opportunity for Employee to be heard before the Board (or an authorized representative thereof); and (3) delivery to Employee of a written notice of termination from the Board (or its authorized representative) stating that, in the good faith opinion of the Board (or its authorized representative), Employee engaged in the conduct set forth above in clause (1), (2), (4), (5), (6) or (7) of the preceding paragraph or an event specified in clause (3) of the preceding paragraph has occurred.
     D. Change in Control. A “Change in Control” of the Company shall have occurred if any of the following events shall occur during the term of Employee’s employment:
     (1) The Company is merged, consolidated or reorganized into or with another corporation or other legal person, other than an Affiliate, and as a result of such merger, consolidation or reorganization, the Company or its shareholders or Affiliates immediately before such transaction beneficially own, immediately after or as a result of such transaction, equity securities of the surviving or acquiring corporation or such corporation’s parent corporation possessing less than 51% of the voting power of the surviving or acquiring person or such person’s parent corporation;
     (2) The Company sells all or substantially all of its assets to any other corporation or other legal person, other than an Affiliate, and as a result of such sale, the Company or its shareholders or Affiliates immediately before such transaction beneficially own, immediately after or as a result of such transaction, equity securities of the surviving or acquiring corporation or such corporation’s parent corporation possessing less than 51% of the voting power of the surviving or acquiring person or such person’s parent corporation (provided that this provision shall not apply to a registered public offering of securities of a subsidiary of the Company, which offering is not part of a transaction otherwise a part of or related to a Change in Control);
     (3) Any Acquiring Person has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities which, when added to any securities already owned by such person, would represent in the aggregate 35% or more of the then outstanding securities of the Company which are entitled to vote to elect any class of directors;
     (4) If, at any time, the Continuing Directors then serving on the Board cease for any reason to constitute at least a majority thereof;
     (5) Any occurrence that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A or any successor rule or regulation promulgated under the Exchange Act; or
     (6) Such other events that are deemed to cause a Change in Control of the Company, as determined by the Board in its sole discretion.
     E. Continuing Director. A “Continuing Director” shall mean a director of the Company who (1) is not an Acquiring Person or an Affiliate or Associate thereof, or a representative of an Acquiring Person or nominated for election by an Acquiring Person, and (2) was either (a) a member of the Board on the date of this Agreement or (b) subsequently became a director of the Company and whose initial election or initial nomination for election by the Company’s shareholders was approved by a majority of the Continuing Directors then on the Board.
     F. Company. The “Company” shall mean Zix Corporation, a Texas corporation, or its successors in interest, as the context requires.
     G. Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
2. Termination Without Cause Payment. If the Company terminates Employee’s employment other than for Cause, the Company shall pay to Employee an amount equal to six (6) months of Employee’s base salary, using Employee’s highest monthly base salary during the term of Employee’s employment (the “Termination Without Cause Payment”) pursuant to and in accordance with Section 4.
3. Change In Control Payment. If Employee resigns from employment (subject to the notice and cure provisions set forth below) with the Company and its Affiliates following a Change in Control for a “Change In Control Good Reason,” as such term is defined below, the Company shall pay to Employee an amount equal to six (6) months of Employee’s base salary, using Employee’s highest monthly base salary during the term of Employee’s employment (the “Change In Control Payment”) pursuant to and in accordance with Section 4.
     A “Change In Control Good Reason” shall mean (i) a material diminution in Employee’s authority, duties or responsibilities, (ii) a material diminution in Employee’s base salary, (iii) a material change in the geographic location at which Employee must perform services, (iv) a material diminution in the authority, duties, or responsibilities of the supervisor to whom Employee is required to report, (v) a material diminution in the budget over which Employee retains authority, or (vi) any material breach by the Company of this Agreement or any other agreement under which Employee provides services to the Company or its Affiliates.

     Notwithstanding the preceding provisions, Employee shall not be permitted to resign employment for a Change In Control Good Reason until (a) Employee has provided to the Company notice of the existence of the Change In Control Good Reason condition within 90 days of its initial existence and (b) the Company has not remedied the Change In Control Good Reason condition within a period of 30 days from the Company’s receipt of such notice. Following the satisfaction of (a) and (b), Employee must exercise his right to resign for a Change in Control Good Reason within 60 days (i.e., such Change in Control Good Reason resignation must occur within 180 days of the occurrence of the Change In Control Good Reason condition), with the day immediately following the initial existence of the Change In Control Good Reason condition being day “1”.
4. Mode of Payment; Acceptance; No Overlapping Payments. The Termination Without Cause Payment or Change In Control Payment, as applicable, shall be paid to Employee in nine (9) equal monthly cash payments beginning as soon as practicable following his termination of employment but no later than 60 days following such termination, subject to the Company’s receipt within that 60-day period of a duly executed release from Employee in a form reasonably satisfactory to the Company. The Company will provide the form release to Employee within five days of the date of the event giving rise to the payment. In the event that Employee fails to execute and deliver such release to the Company within such 60-day time period, he shall forfeit the Termination Without Cause Payment or Change in Control Payment, as applicable. Employee shall be responsible for all applicable withholdings for taxes and other withholdings required by applicable law and any amounts owed by Employee to Company, and Employee shall pay the same to the Company promptly upon demand if not otherwise withheld. The Company’s obligation to make the payments provided for in Sections 2 and 3 is absolute, and such payments shall not be mitigated or offset by virtue of Employee obtaining new employment or failing to seek new employment. Acceptance by Employee of the Termination Without Cause Payment (Section 2) or Change In Control Payment (Section 3), as applicable, shall constitute a release by Employee of the Company and its Affiliates, shareholders, officers, employees, directors and other agents from all claims arising out of, relating to, or in connection with, Employee’s employment with, or separation from employment with, the Company and its Affiliates. Employee shall be entitled to receive pursuant to this Agreement only one of the following payments (a) the Termination Without Cause Payment (Section 2), or (b) the Change In Control Payment (Section 3) (i.e., not more than one of any such payments shall ever be payable pursuant to this Agreement).
5. Conflict of Interest. Without limiting Employee’s obligations to comply with the Company’s Code of Conduct and Code of Ethics, Employee agrees that during the term of Employee’s employment, Employee shall not:
     A. Engage, either directly or indirectly, in any activity that may involve a conflict of interest with the Company or its Affiliates (a “Conflict of Interest”), including ownership in any supplier, contractor, subcontractor, customer or other entity with which the Company does business (other than as a shareholder of less than one percent (1%) of a publicly-traded or privately-held class of equity ownership); and
     B. Employee shall not accept any material payment, service, loan, gift, trip, entertainment or other favor from a supplier, contractor, subcontractor, customer or other entity with which the Company does business, and Employee shall promptly inform the Chief Executive Officer as to each offer received by Employee to engage in any such activity.
     C. Employee agrees to disclose to the Company any other facts of which Employee becomes aware that might involve or give rise to a Conflict of Interest or potential Conflict of Interest.
6. Restrictive Covenants. Pursuant to the Confidentiality and Invention Agreement executed and delivered contemporaneously with the Company’s and Employee’s execution and delivery of this Agreement, Employee agrees and acknowledges that the Company’s agreement to provide Employee with confidential information in exchange for Employee’s agreement to maintain the confidentiality of its confidential information gives rise to the Company’s interest in restraining Employee from competing against the Company during Employee’s employment and as set forth below, and that Employee’s agreement below is designed to enforce Employee’s agreement to maintain the confidentiality of the Company’s confidential information.
     A. Non-Competition; Non-Solicitation of Customers and Employees. Beginning the date that Employee separates from employment with the Company and through the six (6) month anniversary of such separation from employment date, Employee shall not:
     (1) Directly or indirectly, compete (as defined below) with the Company’s Email Encryption business or any other material line of business being conducted by the Company (“Other Material Business’), in each case, as the Email Encryption line of business or Other Material Business line of business is comprised and conducted as of the date of Employee’s separation from employment. For purposes of this Agreement, “compete” shall include, without limitation, engaging, directly or indirectly, in any business, whether as proprietor, partner, joint venturer, employee, agent, officer, director, consultant, advisor, or holder of more than one percent (1%) of any publicly traded or privately held class of equity ownership of any business enterprise that is competitive with the Company’s Email Encryption business or Other Material Business;
     (2) Directly or indirectly, on behalf of a competing Email Encryption or Other Material Business line of business, solicit to do or do business with (i) any person that is a customer of the Company’s Email Encryption business or Other Material Business as of the date of Employee’s separation from employment, or (ii) any person that has been a customer of the Company’s Email Encryption business or Other Material Business within the six months preceding such date; or
     (3) Directly or indirectly, solicit to hire or hire any person that is an employee of the Company (including its affiliated companies) as of the date of Employee’s separation from employment, or was an employee within the six month period preceding such date, except by way of bona-fide general advertising.
Although the Company and Employee have, in good faith, used their best efforts to make the covenants of this Section reasonable in all pertinent respects, and it is not anticipated, nor is it intended, by either party to this Agreement that any arbitrator or court will find it necessary to reform any of such covenants to make it reasonable in all pertinent respects, the Company and

Employee understand and agree that if an arbitrator or court determines it necessary to reform any of such covenants to make it reasonable in all pertinent respects, damages, if any, for a breach of the non-competition covenant, as so reformed, shall be deemed to accrue to the Company as and from the date of such a breach only and so far as the damages for such breach related to an action that accrued within the scope of the covenant as so reformed.
     B. Restrictions Are Reasonable. Employee has carefully read and considered the provisions of this Section 6 and, having done so, agrees that the restrictions set forth herein including, but not limited to, the time period of restriction, the geographic areas of restriction, and the scope of the restriction are fair and reasonable, are supported by sufficient and valid consideration, and these restrictions do not impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company. Employee acknowledges that these restrictions will not prevent Employee from obtaining gainful employment in Employee’s occupation or field of expertise or cause Employee undue hardship and that there are numerous other employment and business opportunities available to Employee that are not affected by these restrictions.
     C. Modification of Covenants. It is the desire and intent of each of the parties that the provisions of this Section 6 shall be enforced to the fullest extent permissible. Accordingly, if any particular portion of this Section 6 shall be adjudicated to be invalid or unenforceable, this Section 6 shall be deemed amended (i) to reform the particular portion to provide for such maximum restrictions as will be valid and enforceable or, if that is not possible, then (ii) to delete therefrom only the portion thus adjudicated to be invalid or unenforceable. This Section 6 shall inure to the benefit of any successor to the Company.
     D. Notification. Employee agrees that the Company may notify any person or entity employing Employee or evidencing an intention to employ Employee of the existence and provisions of this Agreement.
7. Miscellaneous.
     A. Pending Litigation Indemnification. During Employee’s employment and following Employee’s separation from employment, with respect to any lawsuits currently pending or hereafter asserted against the Company that pertain to (i) matters reasonably within the purview of Employee’s job responsibilities while employed with the Company or (ii) matters for which Employee has particular knowledge, Employee agrees to cooperate reasonably in the defense of the litigation thereof, including signing affidavits and making himself available for interviews, deposition preparation, deposition, and trial. If Employee is requested to assist with litigation activities following Employee’s separation from employment other than those litigation activities in which Employee would be required to participate as a named party, the Company agrees to pay all reasonable documented out-of-pocket costs up to a maximum of $1,000 per day incurred in connection with such activities and lost income incurred during the period in which Employee assists with such litigation activities (not to exceed the lesser of the amount of lost income or $10,000 in any one tax year). Such out-of-pocket reimbursement payments shall be made as soon as practicable after Employee provides documentation of such out-of-pocket costs but no later than the end of the tax year following the tax year in which such expenses were incurred. The amount of expenses reimbursed to Employee pursuant to this Section 7.A. during

Employee’s tax year shall not impact the amount of such expenses eligible for reimbursement during any other tax year of Employee. Employee’s right to reimbursement of such expenses shall not be subject to liquidation or exchange for another benefit. The lost income reimbursement will be paid in a lump sum within 60 days after Employee provides documentation of the same and such payment will be subject to the six month delay applicable to specified employees under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Without the Company’s prior consent, Employee agrees not to comment publicly on any such litigation or any of the issues in the litigation. Without the Company’s prior consent, Employee also agrees not to discuss any such litigation, or cooperate, with the Company’s opponent(s) in such litigation, their attorneys, or their representatives. The Company acknowledges that Employee has certain rights to indemnification as an officer of the Company as set forth in the Company’s Restated Bylaws.
     B. Waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement. No waiver shall be binding unless executed in writing by the party making the waiver.
     C. Limitation of Rights. Nothing in this Agreement, except as specifically stated in this Agreement, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective permitted successors and assigns and other legal representatives.
     D. Remedies. Employee hereby agrees that a violation of the provisions of Section 5, Section 6, or Section 7.A. would cause irreparable injury to the Company for which it would have no adequate remedy at law. Accordingly, in the event of any such violation, the Company shall be entitled to preliminary and other injunctive relief without the necessity to post a bond or other security. Any such injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law or in equity, or otherwise.
     E. Notice. Any consent, notice, demand, or other communication regarding any payment required or permitted hereby must be in writing to be effective and shall be deemed to have been received on the date delivered, if delivered in person, or the date received, if delivered otherwise (including by U.S. mail, overnight delivery or e-mail), addressed to the applicable party at the address for such party set forth below or at such other address as such party may designate by like notice:

The Company:

Zix Corporation
2711 North Haskell Avenue
Suite 2200, LB 36
Dallas, Texas 75204-2960
Attn: Chief Executive Officer

If to Employee, to the address on file in the Company’s records.

     F. Entirety and Amendments. Together with Arbitration Agreement, the Confidentiality and Invention Agreement, and the Code of Ethics and Code of Conduct, as currently in effect or hereafter amended from time-to-time, this Agreement embodies the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement is the separation pay agreement referred to in that certain employment offer letter addressed to Employee and dated February 3, 2010.
     G. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties to this Agreement and any successors-in-interest to the Company, but otherwise, neither this Agreement nor any rights or obligations under this Agreement may be assigned by the Company or Employee.
     H. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas (excluding its conflict of laws rules) and applicable federal law.
     I. Cumulative Remedies. No remedy in this Agreement conferred upon any party is intended to be exclusive of any other benefit or remedy, and each and every such remedy shall be cumulative and shall be in addition to every other benefit or remedy given under this Agreement or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power, or remedy under this Agreement shall preclude any other or further exercise thereof.
     J. Multiple Counterparts. This Agreement may be executed in a number of identical counterparts, each of which constitute collectively, one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart.
     K. Descriptive Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not be deemed to limit, amplify, or modify the terms of this Agreement, nor affect the meaning hereof.
     L. Arbitration. The Company and Employee acknowledge that they have executed that certain mutual alternate dispute resolution agreement, dated February 8, 2010 (the “Arbitration Agreement”). The Company and Employee agree that, except as otherwise provided in the Arbitration Agreement, all claims, demands, causes of action, disputes, controversies, or other matters in question, whether sounding in contract, tort, or otherwise and whether provided by statute or common law, arising under this Agreement or Employee’s employment (or its termination) shall be governed by the Arbitration Agreement.
     M. 409A Compliance. This Agreement is intended to be exempt from and/or comply with the requirements (and not otherwise be subject to the interest and penalty taxes of) section 409A of the Code and the regulations and other guidance issued thereunder, and shall be interpreted in a manner consistent with that intent. Notwithstanding the foregoing, in the event there is a failure under this Agreement to comply with section 409A of the Code, the Company shall have the discretion to accelerate any payment hereunder of “nonqualified deferred compensation” (within the meaning of section 409A of the Code), but only to the extent of the amount required to be included in income as a result of such failure.
     IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

ZIX CORPORATION
By:	/s/ Richard D. Spurr
Richard D. Spurr
Chief Executive Officer

EMPLOYEE
/s/ James F. Brashear
James F. Brashear